Exhibit 4.3
IRREVOCABLE PROXY
     This Irrevocable Proxy (the “Proxy”) is made by the undersigned (“Shareholder”) in connection with that certain Stock Repurchase Agreement, dated as of October 22, 1982, by and between Shareholder and AeroVironment, Inc., a California corporation (the “Company”), as amended from time to time (as amended, the “Agreement”).
     The undersigned, as owner of 23,625 shares of common stock of the Company (the “Shares”) hereby revokes all previous proxies and appoints Paul B. MacCready, (or if such person ceases to be the Chairman of the Board of Directors (the “Chairman”) of the Company, any person who is thereafter appointed as Chairman or, if there is no Chairman, the Board designated officer of the Company), as proxy holder to attend and vote all Shares at any and all meetings of the shareholders of the Company, and any adjournments thereof, held on or after the date of the giving of this Proxy and to execute any and all written consents of shareholders of the Company executed on or after the date of the giving of this Proxy and prior to the termination of this Proxy, with the same effect as if the Shareholder had personally attended the meeting or had personally voted the Shares or had personally signed the written consent.
     The undersigned authorizes and directs the proxy holder to file this Proxy appointment with the Secretary of the Company and authorizes the Company to substitute another person as proxy holder (so long as such person is the Chairman or CEO of the Company) and to file the substitution instrument with the Secretary of the Company.
     This Proxy is irrevocable pursuant to Section 705(e) of the California Corporations Code until the earlier of (i) April 30, 2005, (ii) the effective date of the registration statement pertaining to the Company’s firm commitment underwritten public offering of its common stock under the Securities Act of 1933, as amended, or (iii) the occurrence of a liquidity event as determined by the Board of Directors of the Company.

Dated: October 30, 2000	/s/ W. Ray Morgan
W. Ray Morgan, Shareholder